Exhibit 99.1

Natera Reports First Quarter 2017 Financial Results

SAN CARLOS, Calif., May 9, 2017 /PRNewswire/ -- Natera, Inc. (NASDAQ: NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the first quarter ended March 31, 2017 and provided an update on recent business progress.

Recent Accomplishments & Highlights

  Processed greater than 121,000 tests, including greater than 114,000 tests accessioned in Natera's laboratory and greater than 6,300 units processed through its Constellation software platform (Constellation units), in the first quarter of 2017, compared to greater than 108,000 tests processed, including greater than 105,000 tests accessioned and greater than 3,800 Constellation units, in the first quarter of 2016, which represents an increase in total units processed of approximately 12%.
  Accessioned greater than 84,000 Panorama tests in the first quarter of 2017 compared to greater than 81,000 Panorama tests accessioned in the first quarter of 2016, an increase of approximately 4%. Accessioned Panorama units from within Natera's direct channel increased by 23% in the first quarter of 2017 compared to the first quarter of 2016 and by 16% compared to the fourth quarter of 2016.
  Accessioned approximately 27,000 Horizon carrier screening tests in the first quarter of 2017 compared to greater than 19,400 Horizon carrier screening tests accessioned in the first quarter of 2016, an increase of approximately 39%.
  Announced the publication of results from the first 100 patients in the Cancer Research UK-funded TRACERx study in Nature. This is the first demonstration of the use of circulating tumor DNA analysis to detect relapse and minimally residual disease in patients with early-stage non-small cell lung cancer (NSCLC).
  Announced launch plans for Vistara, a new addition to Natera's suite of noninvasive prenatal tests. Vistara screens for single-gene mutations and identifies risk for severe conditions that have a combined incidence roughly of 1 in 600.
  ACOG issued updated guidelines recommending that physicians offer screening for more than cystic fibrosis; spinal muscular atrophy is now a recommended offering for all pregnant women in the US.

First Quarter Ended March 31, 2017 Financial Results

Total revenues were $46.9 million compared to $61.9 million for the first quarter of 2016, a decrease of 24%, driven primarily by Natera's transition to in-network contracts with payers, which reduced the average selling price of tests. Tests processed were greater than 121,000 tests in the first quarter of 2017 compared to greater than 108,000 tests processed in the first quarter of 2016, including Constellation units, which represents an increase of approximately 12%. Natera recognized revenue on greater than 62,000 tests in the current quarter. 51% of these tests were also accessioned in the first quarter of 2017. Natera recognized revenue on greater than 47,000 Panorama tests in the first quarter of 2017. 55% of these tests were accessioned in the first quarter of 2017.

Gross profit for the three months ended March 31, 2017 was $13.2 million, representing a 28% gross margin, compared to $29.6 million, representing a 48% gross margin in the same period of the prior year.* Gross margins declined in the first quarter of 2017 compared to the same period of the prior year due to lower in-network pricing, one-time expenses related to the transition to Version 3 of Natera's Panorama test, and a one-time delay in revenue recognition due to a transition of volumes from the partner lab channel to Natera's direct sales channel. Excluding the one-time impacts from the transition to V3 and volumes to the direct sales channel, gross margin for the first quarter of 2017 would have been 7% higher.

Total operating expenses, representing research and development expenses, and selling, general and administrative expenses, for the three months ended March 31, 2017 were $50.2 million, an increase of 28% compared to $39.2 million in the same period of the prior year. The increase in the three months ended March 31, 2017 over the prior period was driven primarily by an increase in personnel-related expenses associated with increase in research and development headcount, additional expenses related to Natera's sales and marketing efforts, and higher facility-related expenses as a result of the new lease negotiated for Natera's corporate headquarters in San Carlos, California.

Loss from operations for the first quarter of 2017 was $37.0 million compared to loss from operations of $9.6 million for the same period of the prior year.

Net loss for the three months ended March 31, 2017 was $36.0 million, or ($0.70) per diluted share, compared to net loss of $8.7 million, or ($0.17) per diluted share, for the same period in 2016. Weighted average diluted shares outstanding were 53.0 million for the first quarter of 2017.

At March 31, 2017, Natera held $116.6 million in cash, cash equivalents, short-term investments and restricted cash, compared to $147.2 million as of December 31, 2016. As of March 31, 2017, Natera had an outstanding balance of $49.8 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 65 bps, compared to $49.6 million with accrued interest as of December 31, 2016, due to additional interest accrual of $0.2 million. The line is secured by Natera's investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations.

2017 Financial Outlook

Natera anticipates 2017 total revenues of $210 million to $230 million; 2017 cost of product revenues to be approximately 60% to 65% of revenues; selling, general and administrative costs to be approximately $135 million to $140 million; research and development costs to be $45 million to $50 million, and net cash burn to be $65 million to $75 million**. This forecast improves Natera's previously provided financial outlook by reducing cash burn expectations by $10 million. Natera's research and development investments are intended to enhance its service offering and reduce the cost of goods sold of Panorama and Horizon, as well as technology development, product development, and clinical trials within oncology. Consistent with this guidance, Natera anticipates revenues and gross margins to increase, and cash burn to decrease, in the second quarter 2017 and through the remainder of 2017.

* Gross profit is calculated as GAAP total revenues less GAAP cost of product revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Net cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2017 to be between $60 million and $70 million) and GAAP net purchases of property and equipment (estimated for 2017 to be approximately $5 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include the Spectrum® pre-implantation genetic test for embryo selection during IVF; the Anora® miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; the Panorama® non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; and Evercord™, a cord blood and tissue banking service offered at birth to expectant parents.

Each test described has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests.

Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection and improved treatment of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera's First Quarter 2017 Results Conference Call
Date:	Tuesday, May 9, 2017
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	17478495
Webcast:	http://edge.media-server.com/m/p/77mfgrbi

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera's market opportunity, current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, including future cancer products, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates; we may be unable to compete successfully with either existing or future prenatal testing products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; implementation of our cloud-based distribution model may negatively impact our financial results and results of operations; we may be subject to increased compliance risks as a result of our rapid growth, including our recent growth in and dependence on our direct sales force; we rely on internal and third-party data centers and platforms to host our laboratory and cloud-based software, and any interruptions of service or failures may impair the operations of our laboratory or the delivery of our cloud-based software and harm our business; if our products do not perform as expected, our operating results, reputation and business will suffer; if we are unable to successfully grow revenues for our products or services in addition to Panorama, our business and result of operations may be adversely affected; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera's financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Natera's most recent annual report on Form 10-K. This is available on Natera's website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts

Natera, Inc.

Mike Brophy, Chief Financial Officer, 650-249-9091 x1471
Mbrophy@natera.com

Laura Zobkiw, Corporate and Public Relations, 650-249-9091 x1649
Lzobkiw@natera.com

Natera, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2017	2016
Assets	(unaudited)	(1)
Current assets:
Cash and cash equivalents	$9,086	$15,256
Restricted cash, current portion	775	1,092
Short-term investments	106,692	130,860
Accounts receivable, net of allowance of $1,789 in 2017 and $1,890 in 2016	7,478	13,396
Inventory	8,223	6,414
Prepaid expenses and other current assets	7,907	7,097
Total current assets	140,161	174,115
Property and equipment, net	31,752	32,289
Restricted cash, long term portion	342	342
Other assets	3,769	3,934
Total assets	$176,024	$210,680
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,610	$11,479
Accrued compensation	9,328	11,067
Other accrued liabilities	23,928	19,879
Deferred revenue	592	574
Short-term debt financing	49,807	49,624
Warrants	2,750	3,792
Total current liabilities	93,015	96,415

Deferred rent, net of current portion	9,337	7,789
Total liabilities	102,352	104,204

Commitments and contingencies
Stockholders' equity:
Common stock (2)	6	5
Additional paid in capital	456,000	453,044
Accumulated deficit	(381,809)	(345,848)
Accumulated other comprehensive loss	(525)	(725)
Total stockholders' equity	73,672	106,476
Total liabilities and stockholders' equity	$176,024	$210,680

(1)	Derived from audited financial statements as of December 31, 2016.
(2)	As of March 31, 2017, there were 52,808 thousand shares of common stock issued and outstanding.

Natera, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except per share data)

	Three months ended
	March 31,
	2017	2016
Revenues
Product revenues	$45,913	$61,136
Licensing and other revenues	988	766
Total revenues	46,901	61,902
Cost and expenses
Cost of product revenues	33,088	32,340
Cost of licensing and other revenues	612	—
Research and development	12,650	8,759
Selling, general and administrative	37,582	30,408
Total cost and expenses	83,932	71,507
Loss from operations	(37,031)	(9,605)
Interest expense	(183)	(115)
Interest and other income	1,300	1,035
Loss before income taxes	(35,914)	(8,685)
Income tax expense	(47)	—
Net loss	$(35,961)	$(8,685)
Unrealized gain on available-for-sale securities, net of tax	200	1,811
Comprehensive loss	$(35,761)	$(6,874)

Net loss per share:
Basic	$(0.68)	$(0.17)
Diluted	$(0.70)	$(0.17)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	52,758	50,439
Diluted	53,043	50,439